Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 20, 2020, relating to the balance sheet of Hudson Executive Investment Corp. as of February 14, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 6, 2020 (inception) through February 14, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 20, 2020